                                                                   EXHIBIT 2.1.3

                                    FORM OF
                              AGREEMENT OF MERGER

     This Agreement of Merger, dated as of May __, 2000 (this "Agreement"), is made and entered into by Blue Tortilla Acquisition Corp., a California corporation (being herein referred to as "Merger Sub"), and Chili!Soft, Inc., a California corporation ("Chili!Soft" or the "Surviving Corporation"). Chili!Soft and Merger Sub are herein collectively referred to as the "Constituent Corporations."

                                    RECITALS

     A. Cobalt Networks, Inc., a Delaware corporation ("Cobalt Networks"), directly owns all of the outstanding shares of capital stock of Merger Sub.

     B. The Constituent Corporations and Cobalt Networks have entered into an Agreement and Plan of Reorganization, dated as of March 22, 2000 (the "Reorganization Agreement"), providing for certain representations, warranties and covenants in connection with the transactions contemplated thereby.

     C. The Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of the shareholders of the Constituent Corporations that Chili!Soft be acquired by Cobalt Networks through a merger of Merger Sub with and into Chili!Soft (the "Merger").

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I
                          THE CONSTITUENT CORPORATIONS

     1.1  Capitalization of Chili!Soft. Chili!Soft was incorporated under the
          ----------------------------
laws of the State of California on May 13, 1997.

     1.2  Chili!Soft Capital Stock. The authorized capital stock of Chili!Soft
          ------------------------
(the "Chili!Soft Capital Stock") consists of 20,000,000 shares of authorized Common Stock, of which 6,080,368 shares are issued and outstanding (the "Chili!Soft Common Stock") and 10,000,000 shares of authorized Preferred Stock (the "Chili!Soft Preferred"). The authorized Chili!Soft Preferred consists of 1,955,620 shares of authorized Series A Preferred (the "Chili!Soft Series A Preferred"), of which 1,907,608 shares are issued and outstanding, 1,535,000 shares of authorized Series B Preferred (the "Chili!Soft Series B Preferred"), of which 1,531,364 shares are issued and outstanding, and 6,509,380 shares of which are undesignated, of which no shares are issued and outstanding.

        (a)  Chili!Soft Options and Stock Purchase Rights.  Chili!Soft has
             --------------------------------------------
reserved 1,551,600 shares of Chili!Soft Common Stock for issuance upon exercise of outstanding options (the "Chili!Soft Options") and no shares of Chili!Soft Common Stock for issuance upon exercise of outstanding rights to purchase Chili!Soft Common Stock.
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        (b)  Chili!Soft Warrants.  Chili!Soft has reserved 779,356 shares of
             -------------------
Chili!Soft Common Stock for issuance upon exercise of outstanding warrants to purchase shares of Chili!Soft Common Stock (the "Chili!Soft Common Warrants").

   1.3  Capitalization of Merger Sub. Merger Sub was incorporated under the laws
        ----------------------------
of the State of California on March 1, 2000. Merger Sub is authorized to issue an aggregate of 1,000 shares of its capital stock (the "Sub Common"). On the date hereof, an aggregate of 1,000 shares of Sub Common were issued and outstanding, all of which are held by Cobalt Networks.


                                  ARTICLE II
                                  THE MERGER

    2.1  Effective Time.  The Merger shall become effective on May 22, 2000,
         --------------
upon the filing of this Agreement with the Secretary of State of the State of California (the "Effective Time").

    2.2  The Merger.  At the Effective Time, Merger Sub shall be merged with and
         ----------
into Chili!Soft and the separate corporate existence of Merger Sub shall thereupon cease. Chili!Soft shall be the Surviving Corporation in the Merger and the separate corporate existence of Chili!Soft, with all of its rights and property, shall continue unaffected and unimpaired by the Merger.

    2.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
         --------------------
shall be as provided in the applicable provisions of the California Corporations Code ("California Law"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights and property of Chili!Soft and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of Chili!Soft and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.


                                  ARTICLE III
                     ARTICLES OF INCORPORATION, BYLAWS AND
                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

   3.1  Articles of Surviving Corporation.  At the Effective Time, the Articles
     ---------------------------------
of Incorporation of Chili!Soft shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time,
                       --------  -------
the Amended and Restated Articles of Incorporation of Chili!Soft shall be amended and restated in their entirety as set forth in Exhibit A attached
                                                       ---------
hereto.


   3.2  Directors and Officers.  The directors of Merger Sub immediately prior
        ----------------------
to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

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                                  ARTICLE IV
                     MANNER AND BASIS OF CONVERTING SHARES
                        OF THE CONSTITUENT CORPORATIONS

    4.1  Effect on Capital Stock.  The aggregate maximum number of shares of
         -----------------------
common stock of Cobalt Networks ("Parent Common Stock") to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Chili!Soft Options to be assumed by Cobalt Networks) in exchange for the acquisition by Cobalt Networks of all outstanding Chili!Soft Capital Stock, all outstanding unexpired and unexercised options, warrants and other rights to acquire or receive Chili!Soft Capital Stock shall be 1,150,000 (the "Aggregate Share Number"). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by Chili!Soft from the date hereof to the date on which the closing of the Merger actually occurs (the "Closing Date") pursuant to the exercise of options or warrants to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Chili!Soft or the holder of any shares of Company Capital Stock, the holder of any options, warrants or other rights to acquire or receive shares of Company Capital Stock, the following shall occur (which is intended to comply fully with the liquidation preference provisions set forth in the Articles of Incorporation of Chili!Soft, as amended through the date hereof):

        (a)  Conversion of Company Common Stock.  Each share of common stock of
             ----------------------------------
Chili!Soft, no par value per share, ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 4.1(e) and any "Dissenting Shares" (as defined and to the extent provided in Section 4.2) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Common Exchange Ratio (as defined in Section 4.1(c) below) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 4.3.

        (b)  Conversion of Company Preferred Stock.
             -------------------------------------

             (i)  Series A Preferred Stock.  Each share of Series A Preferred
                  ------------------------
Stock of Chili!Soft, no par value per share, ("Series A Preferred") issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred to be canceled pursuant to Section 4.1(e) and any Dissenting Shares (as defined and to the extent provided in Section 4.2(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the quotient computed by dividing (A) the sum of $0.85 (the "Series A Preference Amount") plus the Per Share Amount (as defined in Section 4.1(c) below), by (B) the Average Closing Price upon surrender of the certificate representing such share of Series A Preferred in the manner provided in Section 4.3. In the event that the aggregate of the Total Preference Amount less the Key Employee Amount exceeds the amount equal to the Net Consideration, the Series A Preference Amount shall be reduced proportionately by a number equal to the ratio of (A) the Net Consideration divided by (B) the Total Preference Amount less the Key Employee Amount.

             (ii) Series B Preferred Stock.  In the event that the fair market
                  ------------------------
value of the Parent Common Stock to be issued on the Closing Date is less than $43 million, each share of

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Series B Preferred Stock of Chili!Soft, no par value per share, ("Series B
Preferred") issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred to be canceled pursuant to Section 4.1(e) and any Dissenting Shares (as defined and to the extent provided in Section 4.2(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the quotient computed by dividing (A) the sum of $2.42 (the "Series B Preference Amount") plus the Per Share Amount, by (B) the Average Closing Price upon surrender of the certificate representing such share of Series B Preferred in the manner provided in Section 4.3. In the event that the aggregate of the Total Preference Amount less the Key Employee Amount exceeds the amount equal to the Net Consideration, the Series B Preference Amount shall be reduced proportionately by a number equal to the ratio of (A) the Net Consideration divided by (B) the Total Preference Amount less the Key Employee Amount. If the Aggregate Share Number multiplied by the fair market value of such Parent Common Stock is greater than or equal to $43 million, then each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred to be canceled pursuant to Section 4.1(e) and any Dissenting Shares (as defined and to the extent provided in Section 4.2(a)) will be canceled and extinguished and be converted automatically into the right to receive the number of shares of Parent Common Stock equal to the Common Exchange Ratio (as defined in Section 4.1(c) below).

        (c)  Definitions.
             -----------
             (i)  Common Exchange Ratio.  The "Common Exchange Ratio" shall be
                  ---------------------
 equal to the Per Share Amount divided by the Average Closing Price.

             (ii) Per Share Amount.  The "Per Share Amount" shall be equal to
                  ----------------
the quotient (rounded to the sixth decimal place) of (A) the Aggregate Consideration minus the Total Preference Amount divided by (B) the sum of the Diluted Common Shares plus the Total Preferred Shares.

             (iii)  Total Preference Amount.  The "Total Preference Amount"
                    -----------------------
shall be equal to the sum of (A) the Series A Preference Amount multiplied by the Total Series A Shares plus (B) the Series B Preference Amount multiplied by the Total Series B Shares.

             (iv) Total Series A Shares.  The "Total Series A Shares" shall
                  ---------------------
be equal to the number of shares of Series A Preferred outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred to be canceled pursuant to Section 4.1(e) and any Dissenting Shares (as defined and to the extent provided in Section 4.2(a)).

             (v)  Total Series B Shares.  The "Total Series B Shares" shall be
                  ---------------------
equal to the number of shares of Series B Preferred outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred to be canceled pursuant to Section 4.1(e) and any Dissenting Shares (as defined and to the extent provided in Section 4.2(a)).

             (vi) Total Preferred Shares.  The "Total Preferred Shares" shall
                  ----------------------
be equal to the number of shares of Preferred Stock of Chili!Soft outstanding immediately prior to the Effective Time (other than any shares of Preferred Stock to be canceled pursuant to Section 4.1(e) and any Dissenting Shares (as defined and to the extent provided in Section 4.2(a)).

             (vii)  Key Employee Amount.  The "Key Employee Amount" shall be
                    -------------------
equal to the greater of (A) $1,600,000 or (B) 115,000 multiplied by the Average Closing Price.

             (viii)  Aggregate Consideration.  The "Aggregate Consideration"
                     -----------------------
shall be equal to the Aggregate Share Number multiplied by the Average Closing Price.

             (ix) Net Consideration.  The "Net Consideration" shall be equal
                  -----------------
to the Aggregate Consideration minus the Key Employee Amount.

             (x)  Average Closing Price.  The "Average Closing Price" shall
                  ---------------------
mean the average of the closing prices of the Parent Common Stock as reported on the Nasdaq National Market over the 30 day period ending three days prior to the Closing Date.

             (xi) Diluted Common Shares.  The "Diluted Common Shares" shall
                  ---------------------
mean that number equal to the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (regardless of whether such shares are unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of Chili!Soft at such time); plus (B) the number of shares of Company Common stock issuable upon exercise of the Company Options (as such term is defined in Section 4.1(f)) outstanding as of February 22, 2000 (regardless of whether such Company Options are vested); plus (C) the number of shares of Company Common Stock issuable upon exercise of the Key Employee Options (as defined in Section 4.1(i) below); plus (D) the number of shares of Company Common Stock issuable in connection with any other options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which Chili!Soft is a party or by which it is bound obligating Chili!Soft to issue, deliver, sell or cause to be issued, delivered or sold any Company Capital Stock immediately prior to the Effective Time; minus (E) any shares of Company Capital Stock issued or issuable to the Parent immediately prior to the Effective Time.

        (d)  Escrow.  Of the shares of Parent Common Stock to be issued at the
             ------
Effective Time pursuant to Section 4.1(a) and (b) hereof (none of which shares of Parent Common Stock shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation), 115,000 shares shall be held in escrow on a pro rata basis (the "Escrow Amount") pursuant to Article VIII of the Reorganization Agreement to compensate Parent and its affiliates (including the Surviving Corporation) for any "Losses" (as defined in Section 8.2 thereof) incurred in connection with this Agreement and the transactions contemplated hereby.

        (e)  Cancellation of Parent-Owned and Company-Owned Stock.  Each share
             ----------------------------------------------------
of Company Capital Stock owned by Merger Sub, Parent, Chili!Soft or any direct or indirect wholly owned subsidiary of Parent or of Chili!Soft immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (f)  Stock Options.  At the Effective Time, all options to purchase
             -------------
Company Common Stock (each a "Company Option") then outstanding (whether or not exercisable at such time) under Chili!Soft's 1997 Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Option Plan (collectively, the "Option Plan"), a Key Employee Option (as defined in Section 4.1(i) below) or otherwise, shall remain outstanding following the Effective Time and shall be assumed by Parent in accordance with provisions described below.

             (i) Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreement governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable (in the event of full vesting) upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent.

             (ii) In the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("qualified stock option"), the option price, the number of shares purchasable pursuant to such assumed Parent Common Stock option and the terms and conditions of exercise of such assumed Parent Common Stock option shall be determined in order to comply with Section 424(a) of the Code.

             (iii) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the Option Plan, and the agreements evidencing the grants of such Company Options shall be deemed to be appropriately amended so that such Company Options shall represent rights to acquire Parent Common Stock on the same terms and conditions as contained in the outstanding Company Options (subject to the adjustments required by this Section 4.1(f) after giving effect to the assumption by Parent as set forth above). Parent shall comply with the terms of the Option Plan and use commercially reasonable efforts to ensure, to the extent permitted by the Code and to the extent required by, and subject to the provisions of, the Option Plan, that Company Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options of Parent after the Effective Time.

             (iv) Notwithstanding anything to the contrary in this Section 4.1, in lieu of assuming outstanding Company Options in accordance with this Section 4.1(f), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing substantially similar replacement stock options in substitution therefor pursuant to a stock option plan of Parent, which is substantially similar to the Option Plan.

        (g)  Common Warrants.  To the extent the warrant to purchase shares of
             ---------------
Common Stock (the "Common Warrants") remain exercisable immediately prior to the Effective Time, the Common Warrants shall, in connection with the Merger and pursuant to its terms, be terminated and shall not be assumed by Parent. After the Effective Time, any unexercised portion of the Common Warrants shall not represent any right to purchase any Company Capital Stock or any Parent Common Stock.

        (h) Key Employee Options. To the extent that each of Bryan Grummon,
            --------------------
Rich Kennewick, Russ Ryan and Chris Hogan are entitled to the payments set forth in the Retention and Bonus Agreements dated as of January 12, 2000 between Chili!Soft and such person (collectively, the "Sale Payment Agreements") pursuant to the terms of such Sale Payment Agreements immediately prior to the Effective Time, each such person will hold an option to purchase that number of shares of Company Common Stock equal to the greater of $400,000 or 28,750 shares of Parent Common Stock multiplied by the Average Closing Price less any applicable withholding taxes required to be paid in connection therewith (collectively, the "Key Employee Options"). At the Effective Time, any Key Employee Options outstanding shall be assumed by Parent as set forth in Section 4.1(f) hereof.

        (i)  Capital Stock of Merger Sub.  Each share of common stock of Merger
             ---------------------------
Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.

        (j)  Adjustments to Exchange Ratios.  The Per Share Amount shall be
             ------------------------------
adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

        (k)  Fractional Shares.  No fraction of a share of Parent Common Stock
             -----------------
will be issued at the Effective Time, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Average Closing Price.

4.2  Dissenters' Rights.
     ------------------
        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with Chapter 13 of the California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 4.1, but the holder thereof shall only be entitled to such rights as are granted by California Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.

        (b) Notwithstanding the provisions of Sections 4.1(a) and (b) hereof, if any holder of shares of Company Capital Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and fractional shares as provided in Section 4.1(a) or (b), as the case may be, without interest thereon, upon surrender of the certificate representing such shares.

        (c) Chili!Soft shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by Chili!Soft and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under California Law. Chili!Soft shall not, except with the prior written consent of Parent, which will not be unreasonably withheld, voluntarily make any payment with respect to any demands for appraisal of capital stock of Chili!Soft or offer to settle or settle any such demands.

4.3  Surrender of Certificates
     -------------------------

        (a)  Exchange Agent.  Prior to the Effective Time, Parent shall
             --------------
designate BankBoston, N.A. to act as exchange agent (the "Exchange Agent") in the Merger.

        (b)  Parent to Provide Parent Common Stock.  No later than one business
             -------------------------------------
day after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Agreement, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 4.1 in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf
                                             --------  -------
of the holders of Company Capital Stock, and pursuant to Article VIII of the Reorganization Agreement, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section
4.1. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 4.1 by virtue of ownership of outstanding shares of Company Capital Stock.

        (c)  Exchange Procedures.  Promptly after the Effective Time, Parent
             -------------------
and the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 4.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Chili!Soft may agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock; provided,
                                                                      --------
however, that to the extent that the number of shares of Parent Common Stock
-------
into which the shares of Company Capital Stock held by a holder of record of a Certificate is definitively ascertainable following the Closing Date but prior to the Effective Time, the Parent and the Surviving Corporation shall use their commercially reasonable efforts to distribute the letters of transmittal and instructions for exchange prior to the Effective Time. Upon the later of the Effective Time or the surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII of the Reorganization Agreement), plus cash in lieu of fractional shares in accordance with Section 4.1, to which such holder is entitled pursuant to Section 4.1, and the Certificate so surrendered shall forthwith be canceled. On the Effective Time, and subject to and in accordance with the provisions of Article VIII of the Reorganization Agreement, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII of the Reorganization Agreement) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. As set forth in Section 8.2(c)(iii) of the Reorganization Agreement, such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and such shares shall be available to compensate Parent as provided in Article VIII of the Reorganization Agreement. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 4.1.

        (d)  Distributions With Respect to Unexchanged Shares.  No dividends
             ------------------------------------------------
or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

        (e)  Transfers of Ownership.  If any certificate for shares of Parent
             ----------------------
Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f)  No Liability.  Notwithstanding anything to the contrary in this
             ------------
Section 4.3, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.4 No Further Ownership Rights in Company Capital Stock. All shares of Parent
    ----------------------------------------------------
Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

4.5  Lost, Stolen or Destroyed Certificates.  In the event any certificates
     --------------------------------------
evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 4.l; provided, however,
                                                            --------  -------
that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

4.6  Tax and Accounting Consequences.  It is intended by the parties hereto
     -------------------------------
that the Merger shall (a) constitute a reorganization within the meaning of
Section 368(a) of the Code (and this Agreement is intended to constitute a plan of reorganization for purposes of Section 368(a) of the Code) and (b) qualify for accounting treatment as a "purchase."

4.7  Taking of Necessary Action; Further Action.  If, at any time after the
     ------------------------------------------
Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Chili!Soft and Merger Sub, the officers and directors of Chili!Soft and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE V
                           TERMINATION AND AMENDMENT

5.1  Termination.  Notwithstanding the approval of this Agreement by the
     -----------
shareholders of Merger Sub and Chili!Soft, this Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of Merger Sub and Chili!Soft.

5.2  Effects of Termination.  In the event of the termination of this Agreement
     ----------------------
as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either Chili!Soft or Merger Sub or their respective officers or directors, except as otherwise provided in the Reorganization Agreement.

5.3  Amendment.  This Agreement may be amended by the parties hereto at any
     ---------
time before or after approval hereof by the shareholders of either Chili!Soft or Merger Sub, but, after any such approval, no amendment shall be made which by law requires the further approval of the shareholders of either Chili!Soft or Merger Sub without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  [Remainder of Page Intentionally Left Blank]
                   ------------------------------------------

     IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

                                    CHILI!SOFT, INC.

                                    By:
                                       -----------------------------------------
                                        Bryan Grummon, President

                                    By:
                                       -----------------------------------------
                                        Dale Freeman, Secretary


                                    BLUE TORTILLA ACQUISITION CORP.

                                    By:
                                       -----------------------------------------
                                        Gary A. Martell, Chief Operating Officer

                                    By:
                                        ----------------------------------------
                                        Kenton D. Chow, Secretary

                        BLUE TORTILLA ACQUISITION CORP.

                  OFFICERS' CERTIFICATE OF APPROVAL OF MERGER

     The undersigned, Gary A. Martell and Kenton D. Chow, do hereby certify that:

        1. They are the Chief Operating Officer and Secretary of Blue Tortilla Acquisition Corp., a California corporation and a wholly owned subsidiary of Cobalt Networks, Inc., a Delaware corporation ("Parent").

        2. The Agreement of Merger attached to this Officers' Certificate providing for the merger of this corporation with and into Chili!Soft, Inc., a California corporation (the "Merger"), was duly approved by the Board of Directors and the sole shareholder of this corporation and by the Board of Directors of Parent.

        3. This corporation has one authorized class of capital stock, designated Common Stock, and the number of shares of such Common Stock outstanding as of the date hereof and entitled to vote upon the Merger is 1,000 shares.

        4. The principal terms of the Agreement of Merger were approved by this corporation by the vote of the sole shareholder owning 100% of the outstanding shares of the Common Stock of this corporation. The percentage vote required for such approval was more than 50%.

        5. Pursuant to the Delaware General Corporation Law, no vote of the shareholders of Parent was required in connection with the Merger, despite the issuance of securities of Parent in connection with the Merger.

     Each of the undersigned declares under penalty of perjury that he has read the foregoing Officers' Certificate and knows the contents thereof and that the same is true of his own knowledge.

     Executed at Palo Alto, California, on __________, 2000.


                                    ----------------------------------------
                                    Gary A. Martell, Chief Operating Officer

                                    -----------------------------------------
                                    Kenton D. Chow, Secretary

                                CHILI!SOFT, INC.

                  OFFICERS' CERTIFICATE OF APPROVAL OF MERGER

     The undersigned, Bryan Grummon and Dale Freeman, hereby certify that:

     1. They are the President and Secretary, respectively, of Chili!Soft, Inc., a California corporation.

     2. The Agreement of Merger attached to this Officers' Certificate providing for the merger of this corporation with Blue Tortilla Acquisition Corp., a California corporation and a wholly-owned subsidiary of Cobalt Networks Corporation, a Delaware corporation (the "Merger"), was duly approved by the Board of Directors and shareholders of this corporation.

     3. This corporation has two classes of authorized capital stock consisting of 20,000,000 shares of authorized Common Stock, of which ___________ shares are issued and outstanding (the "Chili!Soft Common Stock") and 10,000,000 shares of authorized Preferred Stock (the "Chili!Soft Preferred"). The authorized Chili!Soft Preferred consists of 1,955,620 shares of authorized Series A Preferred (the "Chili!Soft Series A Preferred"), of which 1,907,608 shares are issued and outstanding, 1,535,000 shares of authorized Series B Preferred (the "Chili!Soft Series B Preferred"), of which 1,531,364 shares are issued and outstanding, and 6,509,380 shares of which are undesignated, of which no shares are issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required.

     4. The required vote was: at least a majority of the outstanding shares of
(a) the Common Stock voting separately as a single class, (b) the Common Stock and Preferred Stock, voting together as a single class and (c) the Preferred Stock voting separately as a single class (in the case of (b) and (c) with each share of Preferred Stock being entitled to a number of votes equal to the number of whole shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote pursuant to the Corporation's Articles of Incorporation), and the vote of at least 51% of the Series A Preferred Stock, voting as a separate class, as required under the Articles of Incorporation of this corporation.

     Each of the undersigned declares under penalty of perjury that he has read the foregoing Officers' Certificate and knows the contents thereof and that the same is true of his own knowledge.

     Executed at ____________, California, on ______________, 2000.


                                    -------------------------------
                                    Bryan Grummon, President

                                    -------------------------------
                                    Dale Freeman, Secretary